EXHIBIT 10.1

[Employee Name]
[Employee Home Address]

     Re: Amendment to 2002 Stock Option Equity Value Targets

Dear [Employee Name]:

     The purpose of this letter is to inform you that, at a meeting held on September 24, 2004, the Company’s Board of Directors approved an amendment to the Equity Value Targets for each outstanding Stock Option granted under the Company’s 2002 Stock Option Plan.

     As you may be aware, the terms of the 2002 Stock Options permit the Company to amend the Equity Value Targets (which are used for purposes of determining whether the Stock Options vest) to reflect changes in the Company’s business, including to reflect acquisitions, divestitures, or for such other reasons as it deems appropriate. On March 31, 2004, the Company consummated a refinancing transaction, which altered the Company’ s capital structure from the structure in place at the time the 2002 Stock Options were granted. Accordingly, the Board deemed it appropriate to adjust the Equity Value Targets to give effect to this change in the Company’s capital structure.

     Set forth below is a table that shows the previous Equity Value Targets and the amended Equity Value Targets for your 2002 Stock Options:

Fiscal Year Ended	Old Equity Value Target	New Equity Value Target
December 31, 2003	$430 million	$415 million
December 31, 2004	$555 million	$500 million
December 31, 2005	$885 million	$670 million
December 31, 2006	$1,090 million	$795 million

     This letter will serve as an amendment to your existing stock option agreement(s) with respect to your 2002 Stock Options. Accordingly, we suggest that you file this letter with your existing Stock Option agreement(s).

     If you have any questions please feel free to contact me at 972-695-1091.

Very truly yours,

Kenneth J. Cichocki
Sr. VP of Finance & CFO

1649 Frankford Rd. West • Carrollton, TX 75007
phone 972.695.1000 • www.homeinteriors.com